VALHI ANNOUNCES QUARTERLY CASH DIVIDEND AND
RESULTS OF ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS . . . May 30, 2013 . . . Valhi, Inc. (NYSE:  VHI) announced today that its board of directors has declared a regular quarterly dividend of five cents ($0.05) per share on its common stock, payable on June 27, 2013 to stockholders of record at the close of business on June 10, 2013.

Valhi also announced that at its annual stockholder meeting held today its stockholders had:

•	elected each of Thomas E. Barry, Norman S. Edelcup, W. Hayden McIlroy, Harold C. Simmons and Steven L. Watson as a director for a one year term; and
•	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2013 annual meeting.

Valhi is engaged in the titanium dioxide products, component products (security products and performance marine components) and waste management industries.

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